Exhibit 99.1

Ophthotech Reports First Quarter 2016 Financial and Operating Results

- Conference Call and Webcast Today, May 4th, at 8:00 a.m. ET –

New York, NY, May 4, 2016 — Ophthotech Corporation (Nasdaq: OPHT) today announced financial results for the first quarter ended March 31, 2016 and provided an update on the Company’s business and product development programs.

“During the first quarter, we continued to prepare for the exciting opportunities that lie ahead in 2016,” said David R. Guyer, M.D., Chief Executive Officer and Chairman of the Board of Ophthotech.  “We look forward to providing initial, topline data from our two pivotal Phase 3 trials of Fovista® in combination with Lucentis® in the fourth quarter of this year, completing patient recruitment of the Phase 3 Fovista® in combination with Eylea® or Avastin® trial, continuing progress in our Fovista® Expansion Studies, and advancing our Zimura® programs. Recently, we had the privilege of welcoming Dr. Carmen Puliafito as Chief of Strategic Development to Ophthotech.  As one of the world’s leading experts in ophthalmology and health management, we are delighted to have Carmen join our company during this exciting period for Ophthotech.”

Highlights

•                  Initial, topline data from both pivotal Phase 3 trials of Fovista® (pegpleranib) in combination with Lucentis® (ranibizumab) in wet age-related macular degeneration (AMD) is expected in the fourth quarter of this year.  A third Phase 3 trial, which is investigating Fovista® in combination with either Eylea® (aflibercept) or Avastin® (bevacizumab), continues to enroll patients and remains on track to complete enrollment in 2016.  A final payment of $30 million of the $130 million enrollment-based milestone payments under the ex-US licensing and commercialization agreement with Novartis will be earned when the final Fovista® Phase 3 study completes enrollment.

•                  In April, Carmen A. Puliafito, M.D., M.B.A., one of the world’s leading experts in ophthalmology and health management, was appointed Chief of Strategic Development at Ophthotech.  Dr. Puliafito joined the Company from the Keck School of Medicine of the University of Southern California where he most recently served as Dean, a position that he held from 2007 to 2016.  Prior to USC, Dr. Puliafito served as Chair and Professor of the Department of Ophthalmology at the Bascom Palmer Eye Institute of the University of Miami Miller School of Medicine. Prior to his leadership at Bascom Palmer, he served as founding director of the New England Eye Center and Chair and Professor of the Department of Ophthalmology at Tufts University. Dr. Puliafito has also been at the forefront of clinical innovation, including the introduction of Avastin® (bevacizumab) for the treatment of retinal disorders. Dr. Puliafito is on leave from his position as Professor of Ophthalmology and Health Management at the USC Roski Eye Institute.

•                  The Fovista® Expansion Studies are designed to further evaluate the potential of Fovista® in addressing a variety of unmet needs in wet AMD including investigating the potential role of Fovista® in combination with multiple anti-VEGF agents to reduce sub-retinal fibrosis and the potential role of Fovista® combination therapy to reduce the treatment burden for wet AMD patients. These studies are progressing well.

•                  During the first quarter of 2016, the first patient was dosed in a Phase 2/3 clinical trial of Zimura® (avacincaptad pegol sodium), an inhibitor of complement factor C5, in patients with geographic atrophy, an advanced form of dry AMD.  The Phase 2 trial evaluating the potential role of Zimura when administered in combination with anti-VEGF drugs for the treatment of wet AMD is on-going.

•                  The Company had one oral presentation and two poster presentations during the Association for Research in Vision and Ophthalmology (ARVO) Annual Meeting from May 1-5, 2016. Complete abstracts are available on the ARVO website at: http://www.arvo.org/online_planner (Abstract 1347 - search Rezaei, Abstract 3343, Abstract 4418).

First Quarter 2016 Financial Highlights

•                  Cash Position: As of March 31, 2016, the Company had $356.1 million in cash, cash equivalents, and available for sale securities.

•                  Revenues: Collaboration revenue was $15.7 million for the quarter ended March 31, 2016, compared to $41.7 million for the same period in 2015. Collaboration revenue recognized in the first quarter of 2015 related primarily to drug supply shipments the Company completed under the Novartis agreement. Revenue recognized in the prior year period related primarily to license fees attributable to the $50.0 million enrollment-based milestone the Company achieved in March 2015 under the same agreement.  The balance of the milestone earned in the first quarter of 2015 was recorded as deferred revenue.

•                  R&D Expenses: Research and development expenses were $37.8 million for the quarter ended March 31, 2016, compared to $24.6 million for the same period in 2015.  The increase in research and development expense in the quarter ended March 31, 2016 was primarily due to the Company’s Fovista® Phase 3 clinical program and Fovista® Expansion Studies, as well as increased personnel costs associated with additional management and research and development staffing, including share-based compensation expense.

•                  G&A Expenses:  General and administrative expenses were $14.7 million for the quarter ended March 31, 2016 compared to $9.6 million for the same period in 2015. The increase in general and administrative expenses in the quarter ended March 31, 2016 relates primarily to an increase in costs to support the Company’s expanded operations and public company infrastructure, including additional management, corporate staffing, pre-launch commercial activities, professional services and consulting fees, and increased share-based compensation.

•                  Net Loss: The Company reported a net loss for the quarter ended March 31, 2016 of $36.3 million, or ($1.03) per diluted share, compared to net income of $6.6 million, or $0.19 per diluted share, for the same period in 2015.

Conference Call/Web Cast Information

Ophthotech will host a conference call/audio web cast to discuss the Company’s financial and operating results, its development programs and provide a general business update. The call is scheduled for May 4, 2016 at 8:00 a.m. Eastern Time. To participate in this conference call, dial 888-359-3624 (USA) or 719-785-1765 (International), passcode 2126947. A live, listen-only audio webcast of the conference call can be accessed on the Investor Relations section of the Ophthotech website at: www.ophthotech.com. A replay will be available approximately two hours following the live call for two weeks. The replay number is (888) 203-1112 (USA Toll Free), passcode 2126947. The audio webcast can be accessed at: www.ophthotech.com.

About Ophthotech Corporation

Ophthotech is a biopharmaceutical company specializing in the development of novel therapeutics to treat back of the eye diseases, with a focus on developing innovative therapies for age-related macular degeneration (AMD). Ophthotech’s most advanced product candidate, Fovista® anti-PDGF therapy, is in Phase 3 clinical trials for use in combination with anti-VEGF therapy that represents the current standard of care for the treatment of wet AMD. Ophthotech’s second product candidate, Zimura®, an inhibitor of complement factor C5, is being developed for the treatment of geographic atrophy, a form of dry AMD, and in combination with anti-VEGF therapy in wet AMD patients. For more information, please visit www.ophthotech.com.

Forward-looking Statements

Any statements in this press release about Ophthotech’s future expectations, plans and prospects constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statements about Ophthotech’s strategy, future operations and future expectations and plans and prospects for Ophthotech, and any other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend”, “goal,” “may”, “might,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions. In this press release, Ophthotech’s forward looking statements include statements about the timing and progress of the Fovista® Phase 3 clinical program, the Fovista® Expansion Studies, and Ophthotech’s Zimura® development programs for geographic atrophy and, in combination with anti-VEGF drugs, for wet AMD. Such forward-looking statements involve substantial risks and uncertainties that could cause Ophthotech’s clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, those related to the initiation and conduct of clinical trials, availability of data from clinical trials and expectations for regulatory approvals or other actions and other factors discussed in the “Risk Factors” section contained in the quarterly and annual reports that Ophthotech files with the SEC. Any forward-looking statements represent Ophthotech’s views only as of the date of this press release. Ophthotech anticipates that subsequent events and developments will cause its views to change. While Ophthotech may elect to update these forward-looking statements at some point in the future, Ophthotech specifically disclaims any obligation to do so except as required by law.

OPHT-G

Contacts: Investors

Kathy Galante

Ophthotech Corporation

Vice President, Investor Relations and Corporate Communications

212-845-8231

kathy.galante@ophthotech.com

Media

Jennifer Devine

SmithSolve LLC on behalf of Ophthotech Corporation

973-442-1555

jennifer.devine@smithsolve.com

Ophthotech Corporation

Selected Financial Data (unaudited)

(in thousands, except per share data)

	Three Months Ended March 31,
	2016	2015

Statements of Operations Data:
Collaboration revenue	$15,721	$41,678
Operating expenses:
Research and development	37,770	24,557
General and administrative	14,696	9,584
Total operating expenses	52,466	34,141
Income (loss) from operations	(36,745)	7,537
Interest income	446	125
Other income (loss)	30	(52)
Income (loss) before income tax provision	(36,269)	7,610
Income tax provision	32	974
Net income (loss)	$(36,301)	$6,636
Net income (loss) per common share:
Basic	$(1.03)	$0.19
Diluted	$(1.03)	$0.19
Weighted average common shares outstanding:
Basic	35,256	34,154
Diluted	35,256	35,239

	March 31, 2016	December 31, 2015

Balance Sheets Data:
Cash, cash equivalents, and marketable securities	$356,137	$391,890
Total assets	$398,845	$428,851
Deferred revenue	$211,608	$213,066
Royalty purchase liability	$125,000	$125,000
Total liabilities	$365,622	$368,904
Additional paid-in capital	$475,024	$465,924
Accumulated deficit	$(441,840)	$(405,539)
Total stockholders’ equity	$33,223	$59,947